UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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ATRION CORPORATION

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NORDSON CORPORATION

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The following is a transcript of a presentation made by Nordson Corporation on May 28, 2024.

CORPORATE SPEAKERS:

Sundaram Nagarajan

Nordson Corporation; President, Chief Executive Officer

Stephen Shamrock

Nordson Corporation; Chief Accounting Officer

Stephen Lovass

Nordson Corporation; Executive Vice President of the Medical and Fluid Solutions Segment

Dan Hopgood

Nordson Corporation; Executive Vice President, Chief Financial Officer

Lara Mahoney

Nordson Corporation; Vice President, Investor Relations & Corporate Communications

PARTICIPANTS:

Jeff Hammond

KeyBanc Capital Markets; Analyst

Michael Halloran

Baird; Analyst

Matt Summerville

D.A. Davidson; Analyst

Christopher Glynn

Oppenheimer; Analyst

PRESENTATION:

Operator^ Thank you for standing by, and welcome to the Nordson Corporation Announces Agreement to Acquire Atrion Corporation Conference Call. (Operator Instructions). Thank you.

I’d now like to turn the call over to Lara Mahoney. You may begin.

Lara Mahoney^ Thank you. Good morning. This is Lara Mahoney, Vice President of Investor Relations and Corporate Communications. I’m here today with Sundaram Nagarajan, our President and CEO, Stephen Shamrock, Chief Accounting Officer, and Stephen Lovass, Executive Vice President of the Medical and Fluid Solutions Segment. Dan Hopgood, Nordson’s

new Executive Vice President and Chief Financial Officer who started last week, are also on the line and listening in.

We welcome you to our conference call today, May 28th, to discuss this morning’s announcement of our agreement to acquire Atrion Corporation, a market leader in single-use proprietary medical infusion and niche cardiovascular technologies.

A press release about the transaction was issued earlier today. You can find a copy of the release as well as our webcast slide presentation that we will refer to during today’s call on our website at www.nordson.com/investors.

This conference call is being broadcast live on our investor website and will be available there for replay. There will be a telephone replay of the conference call available until Tuesday, June 4th.

On today’s call, as you’ll see on Slide 2, we will discuss Atrion’s complimentary fit within the Nordson Medical Platform, review Atrion’s strong product portfolio and discuss the details of the transaction. We will then open the call for questions.

Before we begin, please refer to Slide 3 of our presentation, where we note that certain statements regarding our future performance made during this call may be forward-looking based upon Nordson’s current expectations. These statements may involve a number of risks, uncertainties and other factors as discussed in the company’s filings with the Securities and Exchange Commission that could cause actual results to differ.

We’ll now turn to Slide 4 and I’ll turn the call over to Naga.

Sundaram Nagarajan^ Thank you, Lara. Good morning and thank you for joining us today. Over the past 15 years, Nordson has built an almost $500 million medical platform that is now part of our medical and fluid solutions segment.

Scaling our portfolio of precision technologies for medical end markets remains an important component of our growth strategy. The medical space is an attractive end market supported by several secular growth drivers, including the aging population, increasing healthcare spending and procedure volumes, adoption of minimally invasive surgical techniques and continued innovation and medical OEM outsourcing. Over time, we have successfully grown in this end market, both organically and through acquisition.

As noted on Slide 5, Atrion’s products will expand our current portfolio in medical fluid components and interventional solutions by adding a category leader in infusion fluid delivery and niche cardiovascular therapies.

Atrion expands Nordson fluid components addressable market by more than 50% by adding products and solutions for infusion therapies and drug delivery. This also extends our current offering to top medical device customers and broadens Nordson’s exposure to high growth medical end markets with significant single use consumables with recurring revenue streams.

Over the past few years, we have gotten to know Atrion’s management team, products and operations. While they have experienced post-COVID challenges to revenues and margins, they have invested over $70 million in the business over the last three years, including a significant expansion of their world-class FDA design and manufacturing facility in St. Petersburg, Florida.

Leveraging our NBS Next growth framework and medical business expertise and this additional capacity, we see significant operational synergies while supporting Atrion’s return to historical margin levels. Atrion will become part of our medical fluid solutions segment.

I will now turn the call over to the MFS Segment Leader, Stephen Lovass, to share more about Atrion’s product portfolio and complimentary fit with Nordson.

Stephen Lovass^ Thank you, Naga. Headquartered in Allen, Texas, Atrion Corporation generated approximately $169 million in annual revenue in 2023. Established in 1944, the company supports customers globally through three specialized FDA registered manufacturing facilities located in the United States.

As you’ll see on Slide 6, its portfolio consists of three key business brands that will significantly expand Nordson’s addressable market in infusion and cardiovascular therapies. Comprising 43% of revenue, Halkey-Roberts is a leader in infusion fluid delivery solutions, including single-use OEM medical components such as Needlefree Swabable Valves, Luer Valves, Pressure Relief and Check Valves used in intravenous, intubation, catheter, and other fluid transfer therapies. These products are used in applications such as drug delivery, oncology, dialysis, contrast media delivery and more.

42% of revenue is in Cardiovascular Solutions delivered through its Quest and Atrion Medical branded businesses. Quest Medical’s highly differentiated microplegia, myocardial protection devices and related single-use consumables deliver real-time precise blood and Cardioplegic Solution during open-heart surgery.

Quest’s microplegia system improves patient outcomes, including faster recovery times and reduced medication costs, while also mitigating the risks of bacterial infection. Quest Medical also designs and manufactures single-use components used in cardiovascular procedures, including cardiac surgery vacuum relief valves, Silicone Vessel Loops for minimally invasive surgical procedures and aortic punches for attachment of bypassed vessels.

Next, the Atrion Medical business is a differentiated provider of OEM inflation devices used in minimally invasive therapies for structural heart, ENT and gastrointestinal procedures. The remaining 15% of revenue is in other specialties, including Ophthalmic Applications and Specialty Inflation Systems and Valves used in marine and aviation safety products.

Turning to Slide 7, you’ll see how the addition of Atrion’s portfolio will significantly expand Nordson’s addressable market. First, the Halkey-Roberts portfolio expands Nordson’s fluid component addressable market by over $600 million with its Infusion Therapy Products.

Second, Atrion Medical interventional inflation devices add to Nordson’s existing interventional solutions offering for global OEMs. And finally, Quest Medical will expand our solutions for cardiovascular and structural heart.

Nordson Medical has long had a leading position in providing interventional solutions for minimally invasive and surgical structural heart procedures. Nordson also offers product lines in cardiopulmonary vascular cannulae, catheters and specialized tubing for ECMO procedures.

Quest Medical’s Microplegia, Myocardial Protection Systems and related single-use consumables will expand the applications that Nordson can serve from supportive therapies through to surgery.

Turning to Slide 8, you’ll see additional value creation opportunities related to this transaction. Atrion has three registered facilities in Florida, Texas and Alabama. It is a well-invested company, having undertaken over $70 million of CapEx in the last three years.

This included the expansion of a world-class FDA-registered design and manufacturing facility in Florida that Naga mentioned, with top of the line cleanroom automation. We believe Nordson will be able to leverage the investments that Atrion has made in its facilities to support Nordson’s future growth with less new capital investment.

Second, Nordson has deep experience in the medical device industry and is very familiar with Atrion’s injection-molded fluid components business as one example. We believe there is ample opportunity to leverage this knowledge and our NBS Next growth framework to deliver operational synergies here and elsewhere in the business. Nordson has proven itself to be a strong operator, and we’re confident in returning this business to its historic margin levels.

Third, Atrion’s businesses are supported by a strong patent portfolio of 498 active and pending patents. A good example of its innovative product portfolio is the newest generation of their Myocardial Protection System. Despite being impacted by supply chain issues in 2023, the product has received strong market acceptance. Nordson will support the successful acceleration of sales for this product, including an attractive opportunity to recapitalize its installed base.

Finally, Atrion’s skilled engineering and technical teams have built a strong new product pipeline. We’re excited for these teams and the broader Atrion employee base to become part of our Nordson medical team.

Moving to Slide 9, I’ll turn the call over to Stephen Shamrock to discuss the transaction summary.

Stephen Shamrock^ Thank you, Stephen. This all-cash transaction is valued at $460 per share for an enterprise value of approximately $800 million. This reflects a valuation of approximately 15x 2024 estimated EBITDA, inclusive of synergies that we expect to realize within the first two full years of ownership.

Historically, Atrion has a strong financial profile that is underpinned by the details that Stephen just reviewed, notably leading innovation capabilities and favorable secular growth trends in the medical end market.

More recently, Atrion has been negatively impacted by operational and supply chain challenges. We have developed a robust plan to achieve synergies by leveraging our NBS Next growth framework and knowledge of the medical space to improve the operational performance and better leverage the substantial assets Atrion has in place, in addition to rationalizing duplicate public company costs.

The acquisition of Atrion emphasizes Nordson’s disciplined capital deployment strategy, which is focused on high-quality, niche leaders serving attractive growth markets that are additive to Nordson’s existing lines of business and support long-term shareholder value creation, achieving high single-digit return on invested capital in year five.

We will finance this transaction through a combination of cash on hand and financial debt. We expect to close this transaction by the end of fiscal 2024 and exit the year with a net debt to EBITDA leverage ratio within our targeted range of 5x to 2.5x.

I’ll now turn the call back to Naga.

Sundaram Nagarajan^ Thank you, Steve. We’re very excited to welcome Atrion and its 700 employees to the Nordson team upon close of the transaction. All of what you just heard energizes us as we make progress on our long-term assent strategy to deliver top tier growth with leading margins and returns.

With that, we will now open the call for questions.

PRESENTATION:

Operator^ Thank you. We will now begin the question-and-answer session. (Operator Instructions). Your first question comes from a line of Jeff Hammond from KeyBanc Capital Markets. Your line is open.

Jeff Hammond^ Hey. Good morning, everyone.

Sundaram Nagarajan^ Good morning.

Jeff Hammond^ Congrats on the deal. Just maybe want to start digging a little bit better, a little bit more on this. Maybe some of the challenges they were having with supply chain. Looks like maybe some plant absorption and inventory correction issues.

Just maybe walk through what’s been going on there and where you think the opportunity is, kind of where they are in fixing it and where you can add value to that process?

Sundaram Nagarajan^ Yes, let me get us first started with some broad thoughts on that and have Steve add a little bit more color.

As you think about it, this is historically a very strong company. Through the last couple of years, they’ve had supply chain challenges and we fundamentally believe through our due diligence process, those supply chain problems have been resolved. So this is really related to one of their newer generation MPS System launch.

The second, Steve will walk you through a lot of the details of how we’ve got what we’ve planned. But what I would tell you, at the broadest level, we understand the medical business. We understand injection molding plastics, which is exactly what they do. And third, we have NBS Next that uses a clear line of sight of what operational improvements that we can achieve. And with that, we have developed a pretty robust plan to restore the company’s historical margin levels.

Steve, you want to add a little bit more color?

Stephen Shamrock^ Yes, sure, Naga. So, to your question, Jeff, I think Naga highlighted the two main challenges and actually, Atrion touched on that in their shareholder letter if you want to obtain more details there.

But basically, related to their new MPS 3 Console, there were some shortages of electronic components. So, that negatively impacted their sales in 2023, and then they had some inventory challenges where customers place orders in 2022 in excess of their actual needs. So, their customers needed to work through that in 2023. So, those really were two of the main drivers in terms of their performance in 2023.

If you pivot to 2024 and going forward, we touched on that, I think, in our earlier comments, just in terms of the operational synergies that we see through NBS Next, right. And it’s not just simply the matter, it’s not based solely on volumes coming back, right.

I mean, I think about some of the strategies that we’ve effectively executed at Nordson in terms of product simplification and procurement savings that are there. Leveraging the investments, Stephen and Naga touched on that $70 million that includes some automation investments as well.

So, again where we’ve been, I would say we’ve demonstrated an effective ability to manage incremental and decremental margins from a Nordson standpoint. We look forward to bringing that to Atrion and it goes without saying there’s obviously public company costs that will go away and represent part of those operational synergies.

Jeff Hammond^ Yes, that was my next question. So, it looks like there’s maybe $14 million of synergies built in. Maybe just talk through how much of that is public company costs and maybe some of the other buckets if you have.

Stephen Shamrock^ Yes, Jeff, what I would tell you of that number about $5 million is the public company costs that will be eliminated. And then, beyond that, I would tell you, it’s really just a mix. In terms of some of the things I mentioned earlier: automation, product simplification, procurement savings of that type of operational synergies that we’ve demonstrated, and the ability to effectively manage on Nordson side.

Jeff Hammond^ Okay, thanks so much, guys.

Sundaram Nagarajan^ Thank you.

Operator^ Your next question comes from the line of Michael Halloran from Baird. Your line is open.

Michael Halloran^ Hey, morning everyone.

Sundaram Nagarajan^ Good morning.

Michael Halloran^ Hey, so exclusive of the supply chain challenges, maybe you could just talk through, what they’re seeing in the fluid components pieces, the interventional pieces, cardiovascular, just kind of go through those pieces. Similar to what Nordson was seeing where it’s different, maybe just kind of trend line as you work through last year and then what the expectations are for this year.

Stephen Lovass^ So, what I would say is there are some similarities here and close adjacencies in the markets we operate. But, they are different and I’ll take it maybe piece by piece as you touched on there.

If you think about in the fluid components side, we are a leader in terms of components for patient care, biopharma and surgery. And so you have, as you know, you’ve seen some impacts from the biopharma destocking in that part of our business.

Atrion, through its Halkey-Roberts brand, operates in the infusion therapy market. So, it’s a very close adjacency, but a different market that over time is typically a mid-single digit growth rate. They have a strong position there in terms of a long track record with leading OEMs and through their innovative products and service levels. You have seen in the first quarter good recovery in that market. But, over time we expect that to be a strong mid-single digit market.

As was touched on earlier in terms of the cardiovascular side of the business, they were impacted last year by the supply chain issues. Overall, again that market is in the mid-single digit range, but we think there is a strong opportunity relative to the recapitalization of the installed base over time with the MPS Systems.

Michael Halloran^ So, and then the second part of that is the expectations for this year, because I think their guidance is high single digits or something like that for the full year. Just curious how you think that plays out between the various pieces and kind of what the moving pieces below the hood are there.

Stephen Lovass^ I would say overall, we as the — I would follow the guidance that was issued in the first quarter. We believe that they are on track to meet their guidance that has previously been given.

Michael Halloran^ But just the components beneath it, any context on that, right. Like what the drivers are. I mean is this mostly the recovery and cardiovascular against easy comps? Is it something else?

Stephen Lovass^ Yes, without maybe getting into too much detail there, it’s in — it’s really tracking with the market and then the recovery. In terms of being able to supply the myocardial systems, I can’t really share more than what we’ve talked about and what they have given guidance on at this stage.

Michael Halloran^ Got it. Then one separate question. Just when you talk about, returning to peak margins, I think their margins were in the 30s, on EBITDA a bit ago. I mean is that what you’re contemplating ultimately for where the margin profile this company goes? Just looking for some clarification. Thanks.

Sundaram Nagarajan^ Yes, Mike, I would say over the period of time here.

Michael Halloran^ Yes, great. Thank you, everybody. We really appreciate it.

Operator^ Your next question comes from a line of Matt Summerville from D.A. Davidson. Your line is open.

Matt Summerville^ Yes, thanks. A couple of quick ones. Maybe can you talk about the company’s competitive positioning? Who are the main competitors to Atrion? And then, can you talk about their relative market share in the TAM as you guys see it today?

Stephen Lovass^ I’ll take that one from a – again, I’ll talk about it maybe in terms of the three buckets that we laid out. In terms of the infusion therapy side, competitors would include people like CareFusion or ICU, B. Braun, [Bore] as examples.

They have a strong position reflected by long-term relationships with leading OEMs. Engineering design expertise that’s reflected in their patent portfolio and the quality of their products.

In terms of that broader market, I would say they are one of the leading players. In terms of the inflation devices, the competitors would include people like Merit Medical, here that’s more of a niche market, but certainly closely aligned to our overall interventional balloon catheter products.

And in relation to the Quest Medical business in cardiovascular, they — this is a smaller niche market that is complementary to the broader heart lung machine offering that people like,

Terumo or [Getinge] or LivaNova play in, but really in terms of the specific area that they operate in which is the niche of Microplegia, they are the leading provider in this market.

Matt Summerville^ Got it. And just as a follow-up, can you maybe talk about the financial opportunity associated with that installed base recap for that next generation myocardial machine? And then over what timeframe do you feel like that installed base gets recapitalized, and maybe kind what inning the company’s in, in that regard?

Stephen Lovass^ Yes, I think it’s too early to get into the specifics of that. We see it as an opportunity. As we develop our integration plan, we’ll be looking more closely at it.

What I would say though is while we see over time opportunities in terms of revenue synergies, what we are really focused on in the first two years is around the operational synergy and the improvement of the margin.

Matt Summerville^ Got it. Thank you.

Operator^ Your next question comes from a line of Christopher Glynn from Oppenheimer. Your line is open.

Christopher Glynn^ Thanks. Good morning, and congrats on the transaction. So, I think a lot of your medical is single source and high percentage consumable. Wondering if you can comment on Atrion what percent is single source consumable and rough number of OEM programs that they’re actually on.

Sundaram Nagarajan^ Of course, thank you for the question. These are a little bit more detailed that we will learn as we close the transaction and make it part of the company. But broadly speaking, what I will tell you is that as Stephen mentioned in the infusion therapy, the Halkey-Roberts piece of the business, they’re a leading player. And if you take a look at their patent portfolio, which is pretty extensive, and if you look at long-standing relationships they have with their customers, feels like a pretty strong place to be.

But if you think about the cardiovascular business, particularly the inflation devices that resembles more like our interventional component business and the Quest is a Console and consumables where the consumable Console is a razor—razor blade kind of situation.

Christopher Glynn^ Okay. Great, and you’ve been working on consolidation within this space for a while now, and some others have as well. Just curious, as you go forward or now, is there a point at which the nature of the regulatory reviews evolves and changes? You talked about close adjacencies and then can’t scale here. What’s the consolidation and concentration in this sector verse where it was earlier in your strategy around the sector?

Sundaram Nagarajan^ Yes, I think the opportunity to continue to expand our portfolio and offerings continue to exist. As you think about this deal and others what you would — what I would tell you is that, these are pretty good components that allow us to clearly solve major problems for our customers, continue to help them with their new devices.

So, all those opportunities to continue to innovate and continue to serve our customers to bring on innovative therapies to market it still exists. So, think about this as that, there are opportunities for us to continue to organically grow this business as well as add, expand our portfolio of offerings and that still exists today.

Christopher Glynn^ Okay, thanks. And then just one more, broader understanding question. On the sales channel, it would be curious actually Legacy Nordson and with Atrion on kind of proportion of sales into the OEM customers specifically, versus into the provider care setting, hospitals so to speak.

Stephen Lovass^ Naga, I’ll take that question. First off at the higher level, the Atrion business is very similar to Nordson Medical’s business in the sense that the majority of sales direct and a very customer centric model.

If you look at the Halkey-Roberts and the Atrion Medical business, all of that is direct to OEM similar to our business. And then there are parts of the Quest Medical business that are also direct to OEM and then the Console the MPS Console and the related consumables, that is the piece of the business that is direct to hospitals and surgery centers. The Console business is a material, but not all of that at 42%.

Christopher Glynn^ Great. Thank you guys.

Sundaram Nagarajan^ Thank you.

Operator^ And that concludes our question and answer session. I will now turn the call back over to Naga for final closing remarks.

Sundaram Nagarajan^ Thank you for your time and attention on today’s call. We look forward to welcoming Atrion’s employees, market leading product portfolio and state of the art facilities to Nordson upon the close of the deal.

This is another milestone in our assent strategy to achieve top-tier growth with leading margins and returns. Have a great day.

Operator^ This concludes today’s conference call. Thank you for your participation. You may now disconnect.

Additional Information and Where to Find It

Atrion Corporation (“Atrion”) expects to file with the Securities and Exchange Commission (“SEC”) and furnish to its stockholders a proxy statement on Schedule 14A (the “Proxy Statement”), as well as other relevant documents regarding the transactions contemplated by the Agreement and Plan of Merger (the “Agreement”), dated as of May 28, 2024, by and among Atrion, Nordson Corporation (“Nordson”), and Alpha Medical Merger Sub, Inc. (the

“Transaction”). The information to be included in the preliminary Proxy Statement will not be complete and may be changed. After filing its definitive Proxy Statement with the SEC, Atrion will mail its definitive Proxy Statement and a proxy card to Atrion’s stockholders entitled to vote at a special meeting relating to the Transaction, seeking their approval of the applicable Transaction-related proposals. The Proxy Statement will contain important information about the Transaction and related matters. This communication is not a substitute for the Proxy Statement Atrion plans to file with the SEC in connection with the Transaction.

INVESTORS AND SECURITY HOLDERS OF ATRION ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ATRION, NORDSON, THE TRANSACTION AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE AGREEMENT THAT HOLDERS OF ATRION’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING VOTING.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC when available without charge through the website maintained by the SEC at www.sec.gov or, in the case of documents filed by Atrion, from Atrion’s website https://atrioncorp.com/investor-relations/ or, in the case of documents filed by Nordson, by directing a request to Lara Mahoney, Vice President, Investor Relations and Corporate Communications at lara.mahoney@nordson.com, or by calling (440) 204-9985, or from Nordson’s website https://investors.nordson.com/overview/default.aspx.

Participants in the Solicitation

Atrion, Nordson and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from Atrion’s stockholders in connection with the Transaction.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the Transaction, including a description of their direct or indirect interests in the Transaction, by security holdings or otherwise, will be set forth in the Proxy Statement(s) and other relevant materials related to the Transaction when they are filed with the SEC.

Information regarding Atrion’s directors and executive officers is contained in the sections entitled “Election of Directors” and “Securities Ownership” included in Atrion’s proxy statement for the 2024 annual meeting of stockholders, which was filed with the SEC on April 9, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/701288/000110465924044922/tm242747d4_def14a.htm) and in the section entitled “Directors, Executive Officers and Corporate Governance” included in Atrion’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 29, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/701288/000165495424002411/atri_10k.htm).

Information regarding Nordson’s directors and executive officers is contained in the sections entitled “Election of Directors” and “Security Ownership of Nordson Common Shares by Certain Beneficial Owners and Management” included in Nordson’s proxy statement for its 2024 annual meeting of stockholders, filed with the SEC on January 19, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/72331/000119312524010767/d482491ddef14a.htm), in the section entitled “Information About Our Executive Officers” included in Nordson’s Annual Report on Form 10-K for the year ended October 31, 2023, which was filed with the SEC on December 20, 2023 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/72331/000007233123000242/ndsn-20231031.htm), in Nordson’s Form 8-K filed on August 24, 2023 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000072331/000007233123000150/ndsn-20230823.htm), in Nordson’s Form 8-K filed on January 16, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000072331/000007233124000019/ndsn-20240116.htm), in Nordson’s Form 8-K filed on February 14, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000072331/000007233124000030/ndsn-20240214.htm), and in Nordson’s Form 8-K filed on April 23, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000072331/000007233124000057/ndsn-20240423.htm). To the extent holdings of Nordson securities by the directors and executive officers of Nordson have changed from the amounts of securities of Nordson held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements present current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will,” “can,” “could,” “predict,” “future,” “potential,” “look,” “build,” “focus,” “create,” “work,” “continue,” “target,” “poised,” “advance,” “drive,” “aim,” “approach,” “seek,” “schedule,” “position,” “pursue,” “progress,” “budget,” “outlook,” “trend,” “guidance,” “commit,” “on track,” “objective,” “goal,” “opportunity,” “ambitions,” “aspire” and variations of negatives of such terms or variations thereof. Other words and terms of similar meaning or import in connection with any discussion of future plans, actions, events or operating, financial or other performance identify forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the Agreement and the Transaction, including the expected time period to consummate the Transaction, the anticipated benefits (including synergies) of the Transaction and integration and transition plans, opportunities, anticipated future performance, expected share buyback programs and expected dividends. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties, assumptions and other factors, many of which are beyond the control of Atrion and Nordson, that could cause actual results to differ materially from the results projected in such forward-looking statements. These risks, uncertainties, assumptions and other factors include, without limitation: statements regarding the expected timing and structure of the Transaction; the ability of the parties to complete the Transaction; the expected benefits of the Transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction; the ability of Nordson to successfully integrate the operations of Atrion and to achieve expected synergies, cost reductions and/or productivity improvements, including the risk that problems may arise which may result in the combined company not operating as effectively and efficiently as expected; the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; the possibility that Atrion’s shareholders may not approve the Transaction; the risk that the anticipated tax treatment of the Transaction is not obtained; the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Transaction; the risk that any announcements relating to the Transaction could have adverse effects on the market price of Atrion’s or Nordson’s common shares; the risk that the Transaction and its announcement could have an adverse effect on the parties’ business relationships and businesses generally, including the ability of Atrion and Nordson to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, and on their operating results and businesses generally; unexpected future capital expenditures; potential litigation relating to the Transaction that could be instituted against Atrion and/or Nordson or their respective directors and/or officers; third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the Transaction which are not waived or otherwise satisfactorily resolved; the competitive ability and position of Nordson following completion of the Transaction; legal, economic and regulatory conditions; and any assumptions underlying any of the foregoing; demand for Atrion and Nordson products; industry and economic conditions including, but not limited to, supply chain disruptions, recessionary conditions, inflationary pressures, interest rate and financial market volatility and the viability of banks and other financial institutions; availability and cost of energy and raw materials; levels of global industrial production; competitive and pricing factors; relationships with key customers and customer concentration in certain areas; issues related to acquisitions, divestitures and joint ventures or expansions; various events that could disrupt operations, including climate change, weather conditions and storm activity such as droughts, floods, avalanches and earthquakes, cybersecurity attacks, security threats and governmental response to them, and technological changes; legislation and related regulations or interpretations, in the United States or elsewhere; domestic and international economic and political conditions, policies or other governmental actions, as well as war, political unrest, civil disturbance and acts of terror; changes to tariff, trade or investment policies or laws or trade agreements; changes in tax law; uninsured losses, including those from natural disasters, catastrophes, pandemics, theft or sabotage; environmental, product-related or other legal and regulatory unforeseen or unknown liabilities, proceedings or actions; research and development activities and intellectual property protection; issues involving implementation and protection of information technology systems; foreign exchange and commodity price fluctuations; levels of indebtedness; liquidity and the availability and cost of credit; rating agency actions and Atrion’s and Nordson’s ability to access short- and long-term debt markets on a timely and affordable basis; the level of fixed costs required to run Atrion’s and Nordson’s businesses; levels of goodwill or other indefinite-lived intangible assets; labor disputes or shortages, changes in labor costs and labor difficulties; effects of industry, market, economic, legal or legislative, political or regulatory conditions outside of Atrion’s or Nordson’s control; and other factors detailed from time to time in Atrion’s and Nordson’s SEC filings.

All forward-looking statements in this communication should be considered in the context of the risks and other factors described above and in the specific factors discussed under the heading “Risk Factors” in both Atrion’s and Nordson’s most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which will be incorporated by reference into the Proxy Statement. Atrion’s reports that are filed with the SEC are available on Atrion’s website at https://atrioncorp.com/investor-relations/ and on the SEC’s website at http://www.sec.gov, and Nordson’s reports that are filed with the SEC are available on Nordson’s website at https://investors.nordson.com/overview/default.aspx and on the SEC website at http://www.sec.gov. Any forward-looking statements speak only as of the date the statement is made and neither Atrion nor Nordson undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results may differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on any forward-looking statements.